UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2013

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, New York 10001
(Address of Principal Executive Offices)

(855) 423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 30, 2013, Augme Technologies, Inc. (the “Company”) entered into a placement agency agreement (the “Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”), and subscription agreements (the "Subscription Agreements") with investors, relating to the offer and sale (the “Offering”) of 13,469,661 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), together with warrants for the purchase of 6,734,831 shares of the Company’s Common Stock (the “Warrants”) at an offering price to the investors of $0.49 per share and corresponding Warrant (the “Offering Price”).  The net proceeds to the Company from the sale of the Common Stock and Warrants are expected to be approximately $6 million, after deducting placement agent discounts and commissions and other estimated offering expenses payable by the Company.  The Offering is expected to close on or about February 4, 2013, subject to the satisfaction of customary closing conditions.

The Warrants to be issued in the Offering will be exercisable for a period of five years from the closing date of the Offering at an exercise price of $0.66 per share.  Pursuant to the terms of the Warrants, holders are not permitted to exercise the Warrants for an amount of Common Stock that would result in a holder owning more than 4.99% of our common stock issued and outstanding after the exercise.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of the Company's recapitalization, reorganization, merger or consolidation.  Subject to certain exceptions included in the Warrant agreement, if at any time while a Warrant is outstanding the Company issues or enters into any agreement or understanding to issue shares of its Common Stock or securities or rights convertible or exchangeable into shares of our Common Stock entitling any person to acquire shares of Common Stock at a price per share less than $0.49, then the per share exercise price shall be reduced based on a weighted average formula.

The Common Stock and Warrants are being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-175191) filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2011 and declared effective by the SEC on July 13, 2011, and a final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the offering.  A copy of the opinion of Company’s counsel, Richardson & Patel LLP, relating to the legality of the issuance and sale of the Common Stock and Warrants in the offering is attached as Exhibit 5.1 hereto.

The Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The foregoing is only a brief description of the material terms of the Agency Agreement, the Subscription Agreements and the Warrants, does not purport to be a complete description of the rights and obligations thereunder and is qualified in its entirety by reference to the Agency Agreement and the form of Subscription Agreement and Warrant that are filed as Exhibits 10.1, 10.2 and 4.1, respectively to this Current Report on Form 8-K.

ITEM 8.01.     OTHER EVENTS

On January 30, 2013, the Company issued a press release announcing the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description of Exhibit
4.1	Warrant Agreement
5.1	Opinion of Richardson & Patel LLP
10.1	Placement Agency Agreement
10.2	Subscription Agreement
23.1	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
99.1	Press release issued on January 30, 2013 by Augme Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: January 30, 2013	By:	/s/ Robert F. Hussey
Robert F. Hussey
Chief Executive Officer